Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 33-85012, 333-62013, 33-61111, 333-41376, 333-43486, 333-100574, 333-106310, 333-116733 and 333-116734) and the Registration Statement on Form S-3 (No. 333-43502) of Churchill Downs Incorporated of our report dated March 3, 2004 (except for the matters disclosed in the first paragraph of Note 1, as to which the date is November 17, 2004 and the matters disclosed in the second paragraph of Note 1, as to which the date is May 10, 2004) relating to the financial statements and financial statement schedules, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Louisville, Kentucky

December 3, 2004